Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO ELECTS SEAN DUFFY
TO BOARD OF DIRECTORS

CRANFORD, NJ, December 24, 2009 – Metalico, Inc. (NYSE Amex: MEA) announced today that Sean P. Duffy, a long-time recycling executive, has been elected to the Company’s Board of Directors effective January 1, 2010.

Mr. Duffy will fill a vacancy created by the retirement of Earl B. Cornette, who is stepping down from the Board as of the end of the year.

Mr. Duffy, 50, is the President of FCR Recycling based in Charlotte, North Carolina and a Regional Vice President of its parent, Casella Waste Systems, Inc. FCR processes and resells recyclable materials originating from the municipal solid waste stream, including newsprint, cardboard, office paper, containers and bottles. Mr. Duffy co-founded FCR in 1983 and served that company in various capacities, including President, until it was acquired by Casella in 1999.

Mr. Cornette, 83, has been a director of Metalico since the Company’s founding in 1997. He is a retired executive in the lead and environmental industries.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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